EXHIBIT 23.15

CONSENT OF GABRIEL SECREST, P.E.

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ Gabriel Secrest
By: Gabriel Secrest, P.E.

Dated: June 18, 2025